PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 29,	January 30,
	2012	2011
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc.

GAAP net income attributable to Photronics, Inc.	$4,268	$12,111

(a) Consolidation and restructuring charges, net of tax	1,118	-

(b) Impact of warrants, net of tax	(94)	75

Non-GAAP net income attributable to Photronics, Inc.	$5,292	$12,186

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	60,930	66,411

Non-GAAP	60,856	66,411

Net income per diluted share

GAAP	$0.07	$0.20

Non-GAAP	$0.09	$0.20

(a)	Represents consolidation and restructuring charges primarily related to the announced restructuring in Singapore.

(b)	Represents financing expenses related to warrants, which are recorded in other income (expense), net.